Exhibit 99

For Immediate Release	For further information:
Investors: F. Barry Bilson
Legg Mason
(410) 539-0000

Media: Mary Athridge
Legg Mason
(212) 805-6035

For KKR:
Kekst and Company
Ruth Pachman/Mark Semer
(212) 521-4800

LEGG MASON RAISES $1.25 BILLION OF ADDITIONAL CAPITAL THROUGH SALE OF CONVERTIBLE SENIOR NOTES TO KKR

Repurchases 2.5 Million Shares from Citigroup Inc.

Pre-announces Expected Earnings for Third Quarter of FY 2008

BALTIMORE, MD., January 14, 2008 — Legg Mason, Inc. (NYSE: LM), a global asset management firm with approximately $1 trillion under management, today announced that it has increased its capital base by $1.25 billion through the sale of 2.5% convertible senior notes to an affiliate of Kohlberg Kravis Roberts & Co. ("KKR").

The proceeds from the investment will strengthen Legg Mason's balance sheet by providing additional liquidity and will also be used for general corporate purposes to support key business initiatives such as potential future acquisitions.  KKR, one of the world's oldest and most experienced private equity firms and alternative asset managers, will be a minority investor.

The Company will also use a portion of the capital raised to purchase from Citigroup Inc., and then retire, preferred stock convertible into 2.5 million shares of Legg Mason common stock.

Key terms of the transaction, which is expected to close by February 5, 2008, are as follows:

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KKR will purchase $1.25 billion of 2.5% non-voting, contingent convertible senior notes due in 2015.  The notes are convertible, if certain conditions are met, into cash up to the $1.25 billion principal amount of the notes and, with respect to any excess conversion value, into either cash or shares of Legg Mason common stock, or a combination of cash and common stock, at the Company's option.

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In connection with the transaction, in which KKR has conversion rights at $88 per share of common stock, Legg Mason has entered into hedging transactions with certain financial institution counterparties to increase the effective conversion price of the notes to $107.46 per share of common stock.

Exhibit 99

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In a related transaction, Legg Mason has agreed to repurchase and retire Legg Mason preferred stock which is convertible into 2.5 million shares of its common stock that is currently owned by Citigroup Inc.

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With limited exceptions, KKR is subject to stand-still provisions under which it will not purchase any Legg Mason stock without prior consent from Legg Mason.

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In connection with this transaction, KKR Member Scott C. Nuttall will be recommended for election to the Legg Mason Board of Directors.

"We have materially increased the Company's liquidity, which enables us to better manage in a volatile marketplace, as well as to position the firm for future growth," said Raymond A. "Chip" Mason, Chairman and Chief Executive Officer of Legg Mason.  "We carefully considered a number of options with a number of institutions, including accessing the public markets, and decided that this transaction, with a firm as respected as KKR, was the best option for our company and for our shareholders."

Scott C. Nuttall, a Member of KKR, said, "We are proud to be an investor in one of the world's leading asset management franchises.  Legg Mason has built a world class organization with a trillion dollars in assets under management diversified across fixed income and equities in both traditional and alternative strategies. KKR has a 20-year track record of investing in strong financial services companies with a focus on long-term value creation.  We believe Legg Mason has a very bright future and we look forward to working with management and the Board to deliver outstanding returns to all stakeholders."

Third Quarter of FY 2008 Earnings Information

The Company also announced that it expects earnings per share for the quarter ended December 31, 2007 to be between $1.04 and $1.09 per diluted share, as compared to $1.21 per diluted share for the quarter ended December 31, 2006. Excluding a charge of $0.16 per diluted share, related to a reduction in the market value of Asset Backed Commercial Paper ("ABCP") held by certain of the Company's money market funds, diluted earnings per share are expected to be between $1.20 and $1.25. The charge of $0.16 per diluted share is up slightly from the previously announced $0.15 per diluted share at December 28, 2007, as a result of subsequent changes in the market value of the ABCP securities.

Legg Mason estimates that its assets under management ("AUM") at December 31, 2007 were approximately $1 trillion, reflecting a decline of 1% from AUM of $1.012 trillion at September 30, 2007, and an increase of 6% from $945 billion at December 31, 2006.  Continued declines in equity AUM during the December 2007 quarter, as a result of net client outflows and market depreciation, were offset in part by higher fixed income AUM, resulting from both net client inflows and market appreciation. Liquidity AUM increased slightly during the quarter.

Exhibit 99

About Legg Mason

Legg Mason, Inc. is a global asset management firm, providing active asset management in many major investment centers throughout the world.  Legg Mason's principal subsidiaries are Western Asset Management, Batterymarch Financial Management, Brandywine Global Investment Management, ClearBridge Advisors, Legg Mason Capital Management, The Permal Group, Private Capital Management and Royce & Associates.  Legg Mason is headquartered in Baltimore, Maryland and its common stock is listed on the New York Stock Exchange (symbol: LM).

About KKR

Established in 1976, KKR is a leading global alternative asset manager.  The core of the Firm's franchise is sponsoring and managing funds that make private equity investments in North America, Europe, and Asia.  Throughout its history, KKR has brought a long-term investment approach to portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth.  Additional funds that KKR sponsors include KKR Private Equity Investors, L.P. (NYSE Euronext Amsterdam: KPE), a permanent capital fund that invests in KKR-identified investments; and two credit strategy funds, KKR Financial (NYSE: KFN) and the KKR Strategic Capital Funds, which make investments in debt transactions. KKR has offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong, and Tokyo.

Hedging Transactions

In connection with the transaction, Legg Mason has entered into convertible note hedge and warrant transactions with certain financial institution counterparties (the "hedge counterparties") to increase the effective conversion price of the notes from $88 to $107.46 per share of common stock. The convertible note hedge and warrant transactions are expected to reduce potential dilution to Legg Mason common stock upon conversion of the notes.  In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised Legg Mason that they or their affiliates expect to enter into cash settled swaps with Citibank N.A., on common stock of Legg Mason and/or purchase shares of common stock of Legg Mason to establish their initial hedge position with respect to the convertible note hedge and warrant transactions.  Thereafter the hedge counterparties may from time to time purchase or sell common stock of Legg Mason in secondary market transactions and/or enter into or unwind various derivative transactions with respect to the common stock of Legg Mason. These activities could adversely affect the price of Legg Mason common stock.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Legg Mason Annual Report on Form 10-K for the year ended March 31, 2007 and in its subsequent Quarterly Reports on Form 10-Q.

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